Exhibit 10.28

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on January 9, 2023 (the “Effective Date”) by and between Jikun Kim, an individual (“Executive”), and CalAmp Corp., a Delaware corporation (the “Company”).

RECITALS

A.
It is the desire of the Company to assure itself of the continued services of the Executive by engaging the Executive to perform such services under the terms hereof.

B.
The Executive desires to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows.

AGREEMENT

1.
Employment by the Company and Term.

(a)
Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive as SVP & Chief Financial Officer, and in such other managerial capacities as may be requested from time to time by the President and CEO of the Company, and Executive hereby accepts such employment. Executive shall render such other services for the Company and corporations controlled by, under common control with, or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company (“Affiliates”) as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive’s experience. During the Term (defined below) of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.

(b)
Duties. Executive shall serve in a management capacity and shall perform such duties as are customarily associated with his position and as reasonably requested by the Company’s President and CEO.

(c)
Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and such other policies and practices as may be generally applicable to members of the Company’s executive team, as those policies and practices may be established, amended or eliminated from time to time at the Company’s sole discretion, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general and/or executive employment policies or practices, this Agreement shall control.

(d)
Term. The term of employment of Executive under this Agreement shall begin as of the Effective Date. Executive shall be employed by the Company (or a Company subsidiary or affiliate) on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice (such period of employment under this Agreement, the “Term”). Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6 herein.

2.
Compensation and Benefits.

(a)
Base Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of $35,416.68 per month, payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried executives (the “Base Salary”). The Base Salary will be reviewed by and shall be subject to adjustment at the sole discretion of the Company’s President and CEO each year during the Term of this Agreement.

(b)
Participation in Benefit Plans. During the Term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability, or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate, or establish additional benefit programs as it deems appropriate. Executive shall also participate in all standard fringe benefits offered by the Company to its salaried executives.

(c)
Flexible Time Off. As a full-time exempt employee, Executive is eligible for paid time off under the Company’s Flexible Paid Time Off (“PTO”) Policy. Under this Policy, Executive may take compensated time off as needed, so long as the President and CEO approves his requested time off in advance. Under this Policy, the Executive does not earn or accrue PTO hours in advance of taking compensated time off, and therefore no payment is made for PTO upon termination of employment.

3.
Bonuses. The Executive shall be eligible to participate in the Company’s executive bonus program in accordance with the terms of such program (as it may exist from time to time) and in the discretion of the Compensation Committee of the Company’s Board of Directors (“Board”) administering such program.

4.
Stock Awards. The Executive shall be eligible to participate in the Company’s executive stock award plans and shall be eligible for equity awards in accordance with the terms of the Company’s stock award plans and in the discretion of the Compensation Committee of the Board administering such plans.

5.
Reasonable Business Expenses and Support. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities.

6.
Termination of Employment. The date on which Executive’s employment by the Company ceases under any of the following circumstances, shall be defined herein as the “Termination Date.”

(a)
Termination Upon Death. If Executive dies prior to the expiration of the Term of this Agreement, the Company shall (i) continue coverage of Executive’s dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) herein for a period of 6 months, and (ii) pay to Executive’s estate (A) Executive’s accrued but unpaid Base Salary through the Termination Date (payable on the Company’s first (1st) payroll processing date after Executive’s Termination Date or earlier if required by applicable law), (B) any unreimbursed business expenses incurred by Executive and payable in accordance with the Company’s standard expense reimbursement policies, and (C) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the amounts in this Section 6(a)(ii) are “Guaranteed Payments”).

(b)
Termination Upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, as determined by competent medical authority. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall be paid the Guaranteed Payments set forth in Section 6(a)(ii).

(c)
Termination for Cause.

(i)
Termination; Payment of Accrued Base Salary. The Company may terminate Executive’s employment at any time for Cause (defined below), immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive’s employment is terminated for Cause, Executive shall receive the Guaranteed Payments set forth in Section 6(a)(ii). The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of giving notice of such termination.

(ii)
Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined by the Company: (A) unsatisfactory performance of Executive’s duties or responsibilities, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded the Executive reasonable opportunity for cure, all as determined by the Company; (B) a material breach by Executive of any of his material obligations hereunder that the Company has given Executive written notice of; (C) willful failure to follow any lawful directive of the Company consistent with the Executive’s position and duties, after written notice and reasonable opportunity to cure, all as determined by the Company; (D) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved in writing by the Company’s President and CEO; (E) commission of any willful or intentional act which could reasonably be expected to materially injure the property, reputation, business, or business relationships of the Company or its customers; or (F) the indictment, the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude.

(d)
Termination Without Cause or Disability or for Good Reason.

(i)
Termination; Payment of Accrued Base Salary. The Company may terminate Executive’s employment at any time other than for Cause or disability by providing written notice to Executive. The Executive may terminate his employment with Good Reason (defined below) pursuant to the procedures set forth in Section 6(d)(v). In either event (unless such termination would be covered by Section 6(e) below), and contingent upon Executive’s execution of a release in accordance with Section 6(d)(vi), the Company shall pay Executive as severance (A) subject to Section 6(d)(ii), an amount equal to 12 months of Executive’s then Base Salary, less standard withholdings for tax and social security purposes, payable over such 12 month term in bi-weekly pro rata payments on the Company’s regularly scheduled payroll dates following the Termination Date; (B) an amount equal to (x) any earned but unpaid bonus payable under the Company’s annual incentive plan and (y) a pro rata portion of Executive’s target bonus under the Company’s annual incentive plan based on the number of days worked within the applicable incentive program period during which the termination occurred; (C) the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of 12 months following the Termination Date (or the cash equivalent of such amount); and (D) the Guaranteed Payments set forth in Section 6(a)(ii).

(ii)
No Breach of Sections 7, 8 or 9. Notwithstanding the foregoing, the Company shall not be obligated to pay any termination payments under this Section 6(d) or Section 6(e) if Executive breaches the provisions of Section 7, Section 8 or Section 9 below.

(iii)
Stock Vesting Upon Termination. In the event Executive’s employment is terminated pursuant to this Section 6(d), Executive’s then (A) unvested equity awards granted under the Company’s stock incentive plans prior to 2021 and after the Executive became an Executive of the Company shall continue to vest for a period of 12 months following the Termination Date, (B) unvested equity awards granted during or after 2021 under the Company’s stock incentive plans shall be forfeited and cancelled, and (C) with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for 12 months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan (as may be amended and/or restated or replaced from time to time).

(iv)
Definition of Good Reason. “Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent: (A) the assignment of the Executive to duties materially inconsistent with the Executive’s authority, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an officer of the Company, or any other action that constitutes a material reduction in or alteration to the nature or status of the Executive’s authority, duties, or responsibilities, in each case from those in effect immediately prior to such reduction, provided that continued employment following a Change of Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason”; (B) the Company conditions Executive’s continued service with the Company on Executive being transferred to a site of employment that would increase Executive’s one-way commute by more than 55 miles from Executive’s then current principal residence; (C) a reduction in the Executive’s then Base Salary by ten percent (10%) or more other than in connection with a commensurate reduction of the entire executive team; or (D) any material breach by the Company of any material provision of this Agreement.

(v)
Procedure for Good Reason. In order to exercise a Good Reason termination of employment the Executive must give the Company notice of termination within 60 days of the occurrence of one of the events included in the definition of Good Reason, following which notice the Company will have a period of 30 days to cure the circumstances constituting Good Reason. Unless the Company cures the circumstances constituting Good Reason within such 30 day period, Executive’s employment will be deemed to terminate on the 30th day following the date such notice is delivered to the Company.

(vi)
Release By Executive. In order to receive the benefits provided by this Section 6(d) or Section 6(e), Executive shall deliver to the Company within 21 days following the earlier of the Termination Date of Executive’s employment and the date the Executive is offered severance benefits hereunder, a full and complete release, in form and substance reasonably acceptable to the Company, of all claims, known or unknown, that Executive may have against the Company, other than claims for indemnification, workers compensation or under the Company’s 401(k) plan. The benefits provided by this Section 6(d) or Section 6(e) will be forfeited on the 28th day following the Termination Date if the Company has not been provided with such a release by the 21st day following the Termination Date, or if Executive provided such release but revoked such release within 7 days thereafter.
(e)
Termination following a Change of Control. If, within the 3-month period preceding or the 12-month period following a Change of Control (as defined below), the Company terminates Executive’s employment other than for Cause or disability or Executive terminates employment for Good Reason, then subject to Section 6(d)(ii), (i) 100% of Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an executive of the Company shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for 6 months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan (as amended and/or restated, or replaced), (ii) the Executive shall be entitled to an amount equal to 12 months of Executive’s then Base Salary, less standard withholdings for tax and social security purposes, payable over such 12-month term in monthly pro rata payments commencing as of the Termination Date, (iii) the Executive shall be entitled to an amount equal to Executive’s target bonus under the Company’s annual incentive plan for the year of termination, and (iv) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of 12 months following the Termination Date (or the cash equivalent of such amount).

(i)
“Change of Control” shall mean the consummation of the first to occur of (A) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than to (1) a corporation or other entity of which a majority of its combined voting power is owned directly or indirectly by the Company, or (2) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of capital stock in the Company; (B) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (C) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related parties) hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (D) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company. Notwithstanding anything stated herein, a transaction shall not constitute a “Change of Control” if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction.

(f)
Benefits Upon Termination. Without prejudice to Sections 6(d) and 6(e), all benefits provided under Section 2(b) hereof shall be extended, at Executive’s election and cost, to the extent permitted by the Company’s insurance policies and benefit plans, for 18 months after Executive’s Termination Date, except (i) as required by law (e.g., COBRA health insurance continuation election), or (ii) in the event of a termination described in Section 6(a).

(g)
Excess Parachute Payments, Limitation on Payments.

(i)
Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 6 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) then, if elected by Executive, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, any cash payments shall first be reduced, and any noncash payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)
Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.
Proprietary Information Obligations. During the Term of employment under this Agreement, Executive will have access to and become acquainted with the Company’s and its Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and its Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; intellectual property; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”). Executive shall not disclose any of the Company’s or its Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the Term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or its Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or its Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a stockholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (a) information which is or becomes generally public knowledge except through disclosure by the Executive in violation of this Agreement, and (b) information that may be required to be disclosed by applicable law.

8.
Noninterference. While employed by the Company, and for a period of 2 years after termination of this Agreement, Executive agrees not to interfere with the business of the Company or any Affiliate by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any Affiliate to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any other employer.

9.
Non-Disparagement. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive agrees not to make, or knowingly cause to be made, any public disparaging statement or public communication, written or oral, concerning the Company, or otherwise impugn the business or management of, damage the reputation of, or interfere with the normal operations of the Company or any of its respective past or present employees, executives, officers, directors, shareholders, members, managers, principals, or representatives. The foregoing prohibitions include, without limitation, (i) non-verbal comments or statements made on the Internet, including without limitation, on blogs, forums, social media platforms, review or rating sites, or any Internet site or online message board (including but not limited to LinkedIn and GlassDoor); and (ii) comments or statements to any person or entity, including without limitation, to the press or media, the Company, or any entity, customer, client, vendor, supplier, consultant or contractor with whom the Company has, has had or may in the future have a business relationship, that would in any way adversely affect the conduct of the business of the Company (including but not limited to any business plans or prospects) or the reputation of the Company or the aforementioned persons (including without limitation former and present employees of the Company). Nothing in this provision or elsewhere in this Agreement shall (a) affect the parties’ obligation to provide truthful information as may be required by law, rule, regulation or legal process, or as requested by any legal or regulatory authority, (b) unlawfully impair or interfere with Executive’s rights under Section 7 of the National Labor Relations Act, or (c) impair or in any way interfere with the Company’s ability to engage in intra-Company communications between or among officers, members of the Board, and/or their advisors related to Executive’s compensation, retention, and/or job performance.

10.
Miscellaneous.

(a)
Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of 2 days following personal delivery, or the 4th day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

CalAmp Corp.
15635 Alton Parkway, Suite 250
Irvine, California, USA 92618
Attention: President and CEO

To Executive:

Jikun Kim

The last address of Executive on file with the Company

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)
Severability. Any provision of this Agreement which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 10(b), be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)
Entire Agreement. This Agreement constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof, and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by DocuSign shall be effective as delivery of an original executed counterpart of this Agreement.

(e)
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that

Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)
Amendments. No amendments of or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation, or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g)
Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

(h)
Interpretation. For purposes of this Agreement, (i) the words “include,” “includes.” and “including,” are deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder,” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof/without regard to subsequent amendments, supplements, and modifications thereto; and (z) to a statute means such statute as amended from time to time and includes/enforced at the time and date of this Agreement becoming effective and does not include any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references to “$” or “dollars” mean the lawful currency of the United States of America. Whenever the masculine is used in this Agreement, the same shall include the feminine and whenever the feminine is used herein, the same shall include the masculine, where appropriate. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

11.
Attorneys’ Fees. In the event of litigation arising under this Agreement or out of or concerning the Executive’s employment or termination by the Company, the prevailing party shall, in addition to all costs of suit, be entitled to recover its or his reasonable attorneys’ fees from the other party.

12.
Section 409A Compliance.

(a)
The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(c)
Notwithstanding anything herein to the contrary, in the event that Executive is a “specified Executive” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the payments described in Section 6(d)(i) or Section 6(e), as applicable, to be paid within the first 6 months following the date of such termination of employment (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of such payments that are payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 6(d)(i) or Section 6(e), as applicable, (ii) any portion of such payments that exceed the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, in lump sum, on the first business day after the 6th month anniversary of Executive’s termination of employment, and (iii) any portion of such payments that are payable after the Initial Payment Period shall be paid at the times set forth in Section 6(d)(i) or Section 6(e), as applicable.

(d)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

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SIGNATURE PAGE

EXECUTIVE EMPLOYMENT AGREEMENT

CALamp CORP.:	EXECUTIVE:
By: /s/ Jeffery Gardner	By: /s/ Jikun Kim
Jeffery Gardner	Jikun Kim
Its: President and CEO	SVP & Chief Financial Officer
Dated: March 14, 2023	Dated: April 26, 2023